Taminco Corporation Announces Third Quarter 2013 Results

ALLENTOWN, Pa., Nov. 7, 2013 /PRNewswire/ -- Taminco Corporation ("Taminco" or the "Company") (NYSE: TAM), the world's largest integrated producer of alkylamines and alkylamine derivatives for use in the manufacturing of everyday products, today announced results for its third quarter of 2013. Unless otherwise noted, year ago comparisons refer to the three month period and "pro forma" nine month periods ending September 30, 2012.

Fiscal 2013 Third Quarter Financial Highlights

  Volume increased 1% year over year to 144K tons
  Net Sales rose 6% year over year to $302 million
  Adjusted EBITDA grew 6.5% to $66 million for a 21.9% margin
  Generated $67 million of Recurring Free Cash Flow through the first nine months of the year
  Methylamine expansion project at our Pace, Florida site should be completed by the third quarter of 2014

Record Third Quarter in All Divisions with EBITDA Margin Above 21%

"We achieved record results in all of our divisions during the third quarter of 2013. Taminco reported growth in volume, net sales and Adjusted EBITDA over a very strong performance in the third quarter of 2012. Volume, net sales, and Adjusted EBITDA levels remained consistent with the first half of the year. The Company experienced favorable pricing and mix trends while continuing to benefit from our strategic growth projects," said Taminco Chief Executive Officer Laurent Lenoir.

For the quarter ended September 30, 2013, the Company generated net sales of $302 million, an improvement of $18 million, or 6%, compared to $284 million in the corresponding period of 2012. This increase was primarily due to volume growth in our Functional Amines segment, as well as favorable product mix and pricing. Additionally, global demand remained strong in our most important end-markets driven by favorable mega trends, including agriculture, personal & home care, water treatment, animal nutrition, and energy.

On a regional basis, for the quarter, 47% of our net sales were sold in North America, 37% of our net sales in Europe, and 16% of our volume in the emerging markets (8% in Latin America and 8% in Asia). The Company experienced double digit net sales growth in North America and mid single digit growth in Europe, both outpacing the broader economies in those regions.

Adjusted EBITDA for the three months ended September 30, 2013 was $66 million compared to $62 million in the period ended September 30, 2012 due to volume growth, product mix and pricing, for an Adjusted EBITDA margin of 21.9%.

GAAP net income for the three months ended September 30, 2013 was $6 million or $0.09 per diluted share, compared to net income in the period ended September 30, 2012 of $7 million or $0.14 per diluted share. Net income is significantly impacted by intangible amortization related to historical non-recurring transaction related items.

First Nine Months 2013 Comparison versus "Pro Forma" First Nine Months 2012

Net sales for the nine months ended September 30, 2013 grew by 7% to $917 million versus the same period last year. Growth was driven primarily by volumes in the Specialty Amines segment related to the contribution from the successful start up of our new DIMLA unit, an increase of volumes in the Functional Amines segment and generally improved pricing and product mix effects. During the period, net sales grew by 9% in Specialty Amines, 7% in Functional Amines and 1% in Crop Protection.

Adjusted EBITDA for the nine months ended September 30, 2013 was $198 million, compared to $191 million in the period ended September 30, 2012. The increase was mainly due to volume growth, product mix and pricing, supported by the addition of new derivative capacity in the U.S..

Quarterly Segment Results

Functional Amines

Volume in the Functional Amines segment was 73 kT for the quarter ended September 30, 2013, an improvement of 2kT million, or 3%, compared to 71kT in the corresponding period of 2012. Net sales were $133 million for the quarter ended September 30, 2013, a 13% increase from the corresponding period in 2012. The increase in net sales was primarily due to higher pricing related to passing through higher raw material prices in both the Methylamines and Higher Amines & Solvents businesses and due to increased volumes and improved product mix. Adjusted EBITDA from the Functional Amines segment increased by $2 million to $32 million for the three months ended September 30, 2013 from $30 million in the period ending September 30, 2012. The increase in Adjusted EBITDA was due to stronger volume, pricing, and operating leverage in Methylamines.

Specialty Amines

Volume in the Specialty Amines segment was stable year over year at 57 kT for the quarter ended September 30, 2013, compared to the corresponding period of 2012. Net sales were $132 million for the quarter ended September 30, 2013, a 2% increase from the corresponding period in 2012. The increase was primarily due to pricing and the mix effect of certain higher priced products. A scheduled major outage for one of our key customers in Water Treatment negatively affected volumes for the quarter. Adjusted EBITDA from the Specialty Amines segment was stable at $23 million for the three months ended September 30, 2013 compared to the corresponding period of 2012.

Crop Protection

Volume in Crop Protection was stable year over year at 14 kT for the quarter ended September 30, 2013, compared to the corresponding period of 2012. Net sales were $37 million for the quarter ended September 30, 2013, a 3% increase from the corresponding period in 2012. This increase is due to growth in soil fumigants, partially offset by lower volumes in fungicides. Adjusted EBITDA from the Crop Protection segment rose by $2 million to $11 million for the three months ended September 30, 2013 from $9 million in the period ending September 30, 2012.

Balance Sheet and Cash Flow

As of September 30, 2013, the Company had cash and cash equivalents of approximately $45 million on the balance sheet.

The Company's total indebtedness as of September 30, 2013 consisted of $505 million in Term Loan Facilities, $400 million in Senior Secured Notes, and $7 million of capital lease obligations. Net debt totaled $867 million as of September 30, 2013.

The Company generated Recurring Free Cash Flow of $67 million for the nine months ended September 30, 2013. Tangible capital expenditures were $43 million for the nine months ended September 30, 2013, which includes our accretive growth capital expenditures.

Outlook for Full Year 2013

"We are pleased with our progress through the first three quarters of the year. Performance has been solid across all three segments of our business and we have seen consistent volume and Adjusted EBITDA trends. We have continued to realize the benefits of our various capital growth projects, such as the expansion of our surfactants capacity in the US. Regarding our outlook for the remainder of year, we expect moderate year over year growth in volume, mid single digit growth in net sales and double digit growth in Adjusted EBITDA for the fourth quarter. For the full year, we expect another record year in volume, net sales and Adjusted EBITDA for the Company", Lenoir commented.

Conference Call

As previously announced, the Company will host a conference call to discuss third quarter 2013 results before the market open on Thursday, November 7, 2013 at 8:00 a.m. (Eastern Time). A slide presentation for the call will be available on the Investors section of the Company's Web site at www.taminco.com. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 10000650. The replay will be available until Thursday, November 21, 2013 at 11:59 p.m.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.taminco.com. The on-line replay will be available for a limited time beginning immediately following the call.

To learn more about Taminco, please visit the company's Web site at www.taminco.com. Taminco uses its Web site as a channel of distribution of material company information. Financial and other material information regarding Taminco is routinely posted on the company's Web site and is readily accessible.

About Taminco Corporation

Taminco is the world's largest integrated producer of alkylamines and alkylamine derivatives. Our products are used by customers in the manufacture of a diverse array of everyday products for the agriculture, water treatment, personal & home care, animal nutrition and oil & gas end-markets. Our products provide these goods with a variety of ancillary characteristics required for optimal performance. We currently employ about 800 people and operate in 19 countries with seven production facilities in the US, Europe and Asia.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as "anticipate," "expect," "suggests," "plan," "believe," "intend," "estimates," "targets," "projects," "should," "could," "would," "may," "will," "forecast," and other similar expressions. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section of the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission and subsequent filings by the Company. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update one or more forward-looking statements, there should be no inference that we will make additional updates with respect to those or other forward-looking statements.

Taminco Corporation Condensed Consolidated Statement of Operations ($ in Millions, except per share amounts) (Unaudited)

	Successor				Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,		January 1 through February 14, 2012
	2013	2012	2013	2012
Net sales	$ 302	$ 284	$ 917	$ 711	$ 144
Cost of sales	247	233	750	598	111

Gross profit	55	51	167	113	33
Selling, general and administrative expense	17	12	46	32	66
Research and development expense	3	3	9	7	1
Other operating (income) expense	—	(2)	39	41	1

Operating income (loss)	35	38	73	33	(35)
Interest expense, net	18	20	66	50	8
Loss on early extinguishment of debt	—	—	12	—	—
Other non-operating expense, net	4	2	2	8	2

Income (loss) before income taxes and equity in earnings	13	16	(7)	(25)	(45)
Income tax expense (benefit)	8	8	(8)	2	9

Income (loss) before results from equity in earnings	5	8	1	(27)	(54)
Equity in income (losses) of unconsolidated entities	1	(1)	—	(2)	—

Net income (loss) for the period	$ 6	$ 7	$ 1	$ (29)	$ (54)

Net income (loss) per common share:
Basic	$ 0.09	$ 0.14	$ 0.02	$ (0.59)	$ (0.05)
Diluted	$ 0.09	$ 0.14	$ 0.02	$ (0.59)	$ (0.05)
Weighted average number of common shares outstanding
Basic	66,398,804	49,009,139	59,549,283	49,009,139	1,000,000,000
Diluted	66,857,732	49,009,139	59,750,833	49,009,139	1,000,000,000

Taminco Corporation Condensed Consolidated Balance Sheets ($ in Millions) (Unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$ 45	$ 67
Trade receivables, net of allowance for doubtful accounts of $1.2 and $1.9 in 2013 and 2012, respectively	84	73
Related parties receivables	1	1
Inventories	131	126
Deferred income taxes	7	4
Prepaid expenses and other current assets	12	13
Income tax receivable	8	13

Total current assets	288	297
Property, plant and equipment, net	451	434
Equity method investment	20	20
Intangible assets, net	547	586

Goodwill	459	453
Capitalized debt issuance costs, net	48	57

Total assets	$ 1,813	$ 1,847

Liabilities and Equity
Current liabilities:
Current installments of long-term debt	$ 6	$ 6
Trade payables	85	80
Income taxes payable	4	4
Other current liabilities	33	51
Deferred income taxes	2	2

Total current liabilities	130	143
Long-term debt	906	1,155
Deferred income taxes	238	249
Long-term pension and post retirement benefit obligations	17	16
Other liabilities	9	13

Total liabilities	1,300	1,576

Common stock ($0.001 par value, 90,824,000 shares authorized, 66,398,804 shares issued and outstanding at September 30, 2013; 49,188,071 shares authorized and issued at December 31, 2012)	—	—
Additional paid-in capital	532	298
Retained earnings	(27)	(28)
Accumulated other comprehensive income	8	1

Total stockholders' equity	513	271

Total liabilities and equity	$ 1,813	$ 1,847

Taminco Corporation Condensed Consolidated Statements of Cash Flow ($ in Millions) (Unaudited)

	Successor		Predecessor
	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	January 1 through February 14, 2012
Cash flows provided by (used in) operating activities
Net income (loss)	$ 1	$ (29)	$ (54)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	85	64	7
Deferred tax provision	(24)	(19)	5
Stock based compensation	1	—	—
Other non-cash adjustments:
Loss on early extinguishment of debt	5	—	—
Posting share options	—	—	60
Amortization of debt-related costs	7	—	—
Accrued interest on related party loans	—	—	5
Net change in assets and liabilities:
(Increase)/Decrease in accounts receivable	(11)	(18)	11
(Increase)/Decrease in inventories	(4)	(24)	5
Increase in accounts payable	4	3	15
(Increase)/Decrease in other current assets	5	4	(3)
Increase/(Decrease) in other current liabilities	(12)	7	6
Increase/(Decrease) in other non-current liabilities	(5)	4	(13)

Net cash flows provided by (used in) operating activities	52	(8)	44

Cash flows used in investing activities
Acquisition of Taminco Group Holdings S.à.r.l., net of cash acquired	—	(155)	—
Purchase of property, plant and equipment	(43)	(33)	(6)
Purchase of intangible assets	(5)	(4)	—

Net cash flows used in investing activities	(48)	(192)	(6)

Cash flows provided by (used in) financing activities
Net increase (decrease) in short term borrowings	—	(5)
Proceeds from borrowings	—	908	—
Repayments of borrowings	(253)	(1,124)	—
Capital contribution	—	540	—
Return of capital	(7)	—	—
Sale of common stock	233	—	—
Payments of debt issuance costs	(2)	(56)	—

Net cash flows provided by (used in) financing activities	(29)	263	—

Effect of exchange rate change on cash and cash equivalents	3	(5)	2

Net increase (decrease) in cash and cash equivalents	(22)	58	40
Cash and cash equivalents, beginning of period	67	—	131

Cash and cash equivalents, end of period	$ 45	$ 58	$ 171

Supplemental Cash Flow Information:
Interest paid	$ 66	$ 44	$ 1
Income tax payments, net	$ 10	$ 24	$ —

NON-GAAP FINANCIAL MEASURES: ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN AND RECURRING FREE CASH FLOW

We present Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow to enhance a prospective investor's understanding of our results of operations, financial condition, and cash generating ability of the operating business. EBITDA consists of profit for the period before interest, taxation, depreciation and amortization. Adjusted EBITDA consists of EBITDA and eliminates (i) transaction costs, (ii) restructuring charges, (iii) foreign currency exchange gains/losses, (iv) non-cash equity in earnings/losses of unconsolidated affiliates net of cash dividends received, (v) stock option compensation and (vi) sponsor management and director fees and expenses (successor period only). Adjusted EBITDA for the three month periods ended September 30, 2013 and 2012 are calculated in the same manner. Adjusted EBITDA Margin reflects Adjusted EBITDA as a percentage of Net Sales. Recurring Free Cash Flow consists of net cash flow provided by operations and eliminates capital expenditures and adds back cash paid for (i) sponsor management and director fees, (ii) losses on early extinguishment of debt, and (iii) interest expense of holding company notes. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis.

We believe Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our consolidated results of operations, financial position, and cash flows. Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow are measures used by our management, including our chief operating decision maker, to perform such evaluations, and additionally, Adjusted EBITDA is a factor in measuring compliance with debt covenants relating to certain of our borrowing arrangements, including our Senior Secured Credit Facilities and the indenture governing our Notes.

You should not consider Adjusted EBITDA, Adjusted EBITDA Margin, or Recurring Free Cash Flow in isolation or as an alternative to (a) operating profit or profit for the period (as reported in accordance with U.S. GAAP), (b) cash flows from operating, investing and financing activities as a measure to meet our cash needs or (c) any other measures of performance under generally accepted accounting principles. You should exercise caution in comparing Adjusted EBITDA, Adjusted EBITDA Margin, or Recurring Free Cash Flow as reported by us to similar measures of other companies. In evaluating Adjusted EBITDA and Recurring Free Cash Flow, you should be aware that we are likely to incur expenses and cash outlays similar to the adjustments in this presentation in the future and that certain of these items could be considered recurring in nature. Our presentation of Adjusted EBITDA, Adjusted EBITDA Margin, and Recurring Free Cash Flow should not be construed as an inference that our future results will be unaffected by non-recurring items.

The following table provides reconciliations of net income (loss) to Adjusted EBITDA for the periods presented ($ in millions):

	Actual	Actual
	Three months ended September 30, 2012	Three months ended September 30, 2013
Net Income	$ 7	$ 6
GAAP Income Taxes	8	8
Net Interest Expense & Def Fin. Fees	20	18
Operating Depreciation & Amortization	5	9
Acquisition Related Depreciation	20	20
EBITDA	$ 60	$ 61

Transaction related costs	0	0
Foreign exchange gains/losses	2	5
Joint-Venture Investment	1	(1)
Employee stock comp. charges	0	1
Loss on Early Extinguishment of Debt	0	0
Apollo Termination Fee	0	0
Apollo management fee	(1)	0
Adjusted EBITDA	$ 62	$ 66

	Predecessor	Successor	Proforma	Actual
	January 1, 2012 - February 14, 2012	Nine months ended September 30, 2012	Nine months ended September 30, 2012	Nine months ended September 30, 2013
Net Income (loss)	$ (54)	$ (29)	$ 2	$ 1
GAAP Income Taxes (Benefit)	9	2	20	(8)
Net Interest Expense & Def Fin. Fees	8	50	59	66
Operating Depreciation & Amortization	7	14	18	25
Acquisition Related Depreciation	0	50	60	60
EBITDA	$ (30)	$ 87	$ 159	$ 144

Transaction related costs	0	68	26	0
Foreign exchange gains/losses	0	3	3	2
Joint-Venture Investment	0	2	2	0
Employee stock comp. charges	60	0	0	1
Loss on Early Extinguishment of Debt	0	0	0	12
Apollo Termination Fee	0	0	0	35
Apollo management fee	0	1	1	4
Adjusted EBITDA	$ 30	$ 161	$ 191	$ 198

The following table provides a reconciliation of net cash flows provided by operating activities to Recurring Free Cash Flow for the period discussed ($ in millions):

Actual
Nine Months ended
ended September 30, 2013

Net Cash Provided by Operating Activities	$52
Capital Expenditures	(43)
Free Cash Flow	$9
Apollo Termination Fee	35
Apollo Management Fee	4
Loss on Early Extinguishment of Debt	7
Interest Expense of Holding Company Notes	12
Recurring Free Cash Flow	$67

CONTACT: Investor Relations Inquiries: 610.366.6925, investorrelations@taminco.com